Exhibit 5.1

Ref:	KON/784775-000001/26592374
Direct tel	+852 3690 7595
Email	Katherine.Ng@maples.com

GigaCloud Technology Inc

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

28 June 2023

Dear Sir or Madam

GigaCloud Technology Inc (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 28 June 2023 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate amount of 813,690 class A ordinary shares, par value US$0.05 per share (the “Shares”), issuable by the Company pursuant to the Company’s 2017 Share Incentive Plan filed as Exhibit 10.2 to the Company’s registration statement on Form F-1, as amended (File no. 333-266058) and filed with the Commission on 8 July 2022 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the seventh amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 5 July 2022 and effective immediately prior to the completion of the initial public offering of the Company’s class A ordinary shares (the “Memorandum and Articles”) and the written resolutions of the directors of the Company passed on 5 July 2022 (the “Board Resolutions”), the minutes (the “Minutes”) of the meeting of the directors of the Company held on 15 March 2023 (the “Meeting”) and the written resolutions of the shareholders of the Company passed on 5 July 2022 (together with the Board Resolutions, the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.

When issued and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be legally and validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (As Revised) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company in force at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) the Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect (g) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out in this opinion letter, (h) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out in this opinion letter, and (i) upon the issue of any Shares, the Company will receive consideration which shall be not less than the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP